        ANDERSEN GROUP


        __________________________________________________________
                                                  Notice of

                                                  Annual Meeting

                                                  and

                                                  Proxy Statement

                                                  1997






        The annual meeting
        of the shareholders of
        Andersen Group, Inc.
        will be held on Tuesday,
        June 24, 1997 at 11:15 a.m.,
        at the principal subsidiary
        of the Company,
        The J. M. Ney Company,
        Ney Industrial Park,
        2 Douglas Street,
        Bloomfield, Connectict
        _______________________________________

                                                   ANDERSEN GROUP, INC.
                                                 1280 Blue Hills Avenue
                                             Bloomfield, Connecticut 06002-1374

                                 -----------------------------------------------

                                        Notice of Annual Meeting of Shareholders
                                                  To Be Held June 24,1997

                                 -----------------------------------------------




To the Shareholders of Andersen Group, Inc.:

        NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders (the Annual Meeting) of Andersen Group, Inc. (the
Company) will be held on Tuesday, June 24, 1997 at 11:15 a.m., at the principal subsidiary of the Company, The J. M. Ney Company,
Ney Industrial Park, 2 Douglas Street, Bloomfield, Connecticut, for the following purposes:

       1.    To elect a Board of Directors for the ensuing year; and

       2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only holders of record of outstanding shares of the Common Stock, without par value, of the Company (the Common Stock) at the close of business on April 25, 1997 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

        Prior to the actual voting thereof, a proxy may be revoked by the person executing such proxy by filing with the Secretary of the Company an instrument of revocation, by a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

                                              By Order of the Board of Directors



                                                         Robert P. Belcher
                                                         Secretary


Bloomfield, Connecticut
May 12, 1997




YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                   ANDERSEN GROUP, INC.
                                                  1280 Blue Hills Avenue
                                            Bloomfield, Connecticut 06002-1374

                                 -----------------------------------------------

                                        Notice of Annual Meeting of Shareholders
                                                  To Be Held June 24,1997
                                 -----------------------------------------------

        This Proxy Statement is being furnished to holders of Common Stock, without par value, of the Company (the Common Stock) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use at the Annual Meeting of Shareholders to be held on Tuesday, June 24, 1997, at 11:15 a.m., at the principal subsidiary of the Company, The J. M.
Ney Company, Ney Industrial Park, 2 Douglas Street, Bloomfield, Connecticut and at any adjournment or postponement thereof (the Annual Meeting).

        At the Annual Meeting, shareholders will be asked to consider and vote upon the election of directors for the ensuing year, and upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board has fixed the close of business on April 25, 1997 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of April 25, 1997, 1,934,478 shares of Common Stock were issued and outstanding, each entitled to one vote per share.

Votes are counted by tellers of the Company's transfer agent. These tellers will canvas the shareholders present at the Annual Meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the Annual Meeting but broker nonvotes are deemed not to have voted on the proposal. Broker nonvotes occur when a broker nominee, which has voted on one or more matters at the Annual Meeting, does not vote on one or more other matters at the Annual Meeting because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to vote.

Proxies received by the Company in the proper form will be voted at the Annual Meeting and at any adjournment or postponement thereof, as specified therein by the shareholders executing such proxies. Any proxy that does not specify to the contrary will be voted in favor of the election of the Board's nominees for director as set forth in this Proxy Statement.

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by filing with the Secretary of the Company, Ney Industrial Park, 2 Douglas Street, Bloomfield, Connecticut 06002-3690, a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

Under the terms (the Preferred Stock Terms) of the Company's Series A Cumulative Convertible Preferred Stock (the Preferred Stock) if and whenever six quarterly dividends (whether or not consecutive) payable on the Preferred Stock shall be in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Company shall be increased by one and the holders of Preferred Stock voting together as a class, are entitled to elect one additional director. The Company has advised the holders of Preferred Stock that they may wish to consider such election at a special meeting to be called in accordance with the Preferred Stock Terms. See Shareholder Proposals.

The cost of the solicitation of proxies by the Board from the shareholders will be borne by the Company. Proxies may be solicited by additional mailings or communications, personal interviews, telephone and telegram by the directors, officers, and employees of the Company, at no additional compensation. Upon request, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to beneficial owners of each share of Common Stock.

The date of this Proxy Statement is May 12, 1997. The Proxy Statement and the related form of Proxy are first being mailed to shareholders on or about May 12, 1997.

The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means, a copy of the Company's Annual Report on Form 10-K for its fiscal year ended February 28, 1997, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests should be directed by mail to Robert P. Belcher Treasurer, Andersen Group, Inc., Ney Industrial Park, 2 Douglas Street, Bloomfield, Connecticut 06002-3690, or by phone to Mr. Belcher at (860) 242-0761.

                                                           ELECTION OF DIRECTORS


     The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting. The approval of the election of directors requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting. For purposes of determining whether a proposal has received a plurality vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. Six directors are to be elected at the Annual Meeting for a term of one year and until their successors shall be elected and qualified. Unless authority is withheld, it is intended that votes will be cast pursuant to the enclosed proxy for the election of the six nominees set forth below. Each of the nominees is presently a member of the Board and has agreed to serve as a director if so elected. In the event that any of the nominees should become unable or unwilling to serve as director, a contingency which management has no reason to expect, it is intended, except when authority has been withheld, that the proxy will be voted FOR the election of such person, if any, as shall be designated by the Board. The names of, and certain information with respect to, the persons nominated for election as directors are as follows:







     Photo of Oliver R.  Grace,  Jr.
     OLIVER R. GRACE,  JR.,  age 43, has been a
     Director of the Company since 1986 and Chairman since 1990. He has also been President and a Director of AG Investors, Inc., one of the Company's subsidiaries, since 1992 and a Director of the Company's wholly owned subsidiary, The J. M. Ney Company, since February 1997. Mr. Grace, Jr. is a General Partner of The Anglo American Security Fund L.P. and serves as a Director of Republic Automotive Parts, Inc. Mr. Grace, Jr. is the brother of Director John S. Grace.






     Photo of Francis E. Baker
     FRANCIS E. BAKER, age 67, has been a Director of the Company and President and Chief Executive Officer of the Company since 1959. Mr. Baker also serves as a Director of Connecticut Water Services, Inc.






     Photo of Peter N. Bennett
     PETER N. BENNETT, age 60, has been a Director of the Company since 1992. He is a private investor and financial consultant.

     Photo of John S. Grace
     JOHN S. GRACE, age 39, has been a Director of the Company since 1990. He is the Chairman of Sterling Grace Corporation, and a General Partner of The Anglo American Security Fund L.P. Mr. Grace has been an employee of AG Investors, Inc., one of the Company's subsidiaries, since 1992. John S. Grace is the brother of Director Oliver
     R. Grace, Jr.







     Photo  of Louis  A.  Lubrano
     LOUIS A. LUBRANO, age 64, has been a Director of the Company since 1983. Mr. Lubrano has been an investment banker with Herzog, Heine, Geduld, Inc., members of the New York Stock Exchange, since December 1996. Mr. Lubrano, formerly a Managing Director of Stires and Company, Inc. from 1991 to 1996, also serves as a Director of Graham Field Health Products, Inc., a manufacturer and distributor of medical products.







     Photo of James J. Pinto
     JAMES J. PINTO, age 46, has been a Director of the Company since 1988. He is currently President of the Private Finance Group Corp., a position he has held since 1989. Mr. Pinto also serves as a Director of Biscayne Holdings, Inc. and of National Capital Management Corporation.

                                      BOARD MEETINGS AND COMMITTEES OF THE BOARD

               During the fiscal year ended February 28, 1997 the Board of Directors held four regular meetings and three special meetings. All of the directors attended at least seventy-five percent (75%) of the aggregate of the meetings of the Board and of the meetings of the committees of the Board on which each served.

               The Board has an Executive Committee comprised of Messrs. Grace, Jr. (Chairman), Baker and John S. Grace. The responsibilities of the Executive Committee include selection of potential nominees for director and the recommendation of nominees to the full Board, monitoring the Company's management resources, structure, succession planning, development and performance of key executives and review and recommendation of new business opportunities to the entire Board. There were no meetings of the Executive Committee during the fiscal year ended February 28, 1997.
               The Board does not have a Nominating Committee. The Executive Committee considers the qualifications of persons to be recommended to the Board and shareholders for election as directors of the Company. Such recommendations must be accompanied by appropriate background information and documentation.

               The Board has an Audit Committee comprised of Messrs. Lubrano (Chairman), Pinto and John S. Grace. The Committee is primarily concerned with the effectiveness of the audits of the Company by the Company's independent certified public accountants. Among other things, its duties include: recommending the selection of independent certified public accountants; reviewing the scope of the audit to be conducted by them, as well as the results of their audit; reviewing the organization and scope of the Company's internal system of financial controls; evaluating the Company's financial reporting activities (including its Proxy Statement and Annual Report on Form 10-K) and the accounting standards and principles followed by the Company; and examining other reviews covering compliance by employees with important Company policies. There were two meetings of the Audit Committee during the fiscal year ended February 28, 1997.

               The Board has a Compensation Committee comprised of Messrs. Pinto (Chairman) and Lubrano, each of whom is an independent, non-employee director. This Committee reviews and recommends executive compensation, including changes therein, and administers the Company's stock option plans. There were two meetings of the Compensation Committee during the fiscal year ended February 28, 1997 and one action taken by unanimous written consent.

               The Board also has a Pension Committee. This Committee is presently comprised of Messrs. Grace, Jr., Baker and Mr. Robert
               P. Belcher in his capacities as Treasurer and Secretary of the Company. There were two meetings of the Pension Committee during the fiscal year ended February 28, 1997. Ms. Susan B. Logie in her former capacity as Secretary of the Company also served on this Committee during the fiscal year.

               The Board also has an Independent Committee comprised of Messrs. Baker (Chairman), Lubrano and Pinto. This Committee considers and reviews any and all transactions with affiliates of the Company. There were five meetings of the Independent Committee during the fiscal year ended February 28, 1997.

                                   EXECUTIVE COMPENSATION

               The following information is provided regarding the annual and long-term compensation paid or to be paid to the Chief Executive Officer and the three other most highly compensated executive officers of the Company with respect to the fiscal years 1997, 1996 and 1995.

                                                     SUMMARY COMPENSATION TABLE

                                                           ANNUAL                            LONG TERM
                                                       COMPENSATION                         COMPENSATION
                                                                                   AWARDS         PAYOUTS


                                                                                 Securities
                                                                                 Underlying       LTIP Payouts        All Other
        Name and Principal             Fiscal      Salary(1)      Bonus       Options/SARs(2)         ($)         Compensation(3)
             Position                   Year          ($)          ($)               (#)                                 ($)

Francis E. Baker                        1997          161,542       -              10,000               -              27,888(4)
President and Chief Executive           1996          196,831   100,000(5)            -                 -                  2,206
Officer                                 1995          235,978       -                 -                 -              51,352(4)
------------------------------------ ------------ ------------ ------------- -------------------- -------------- -------------------

Oliver R. Grace, Jr.                    1997           85,000     25,000            7,500               -                2,638
Chairman of the Board                   1996           85,000    75,000(6)            -                 -                1,430
                                        1995           98,750    50,000(6)            -                 -                  665
------------------------------------ ------------ ------------ ------------- -------------------- -------------- -------------------

Ronald N. Cerny                         1997          131,923     42,200          5,000(7)              -                2,554
President, The J.M. Ney Company         1996          121,843     36,150              -                 -                2,379
                                        1995          108,718     21,000              -                 -                  729
------------------------------------ ------------ ------------ ------------- -------------------- -------------- -------------------

Andrew M. O'Shea(8)                     1997          100,056     11,000          10,000(7)             -                  444
Chief Financial Officer and
Treasurer, The J. M. Ney Company
------------------------------------ ------------ ------------ ------------- -------------------- -------------- -------------------

1. Includes amounts of compensation deferred, at the employee's option, pursuant to the Company's 401(k) plan.
2. During fiscal 1997 each of the named executive officers received incentive stock options for shares of the Company's Common Stock.
     In addition, Messrs. Cerny and O'Shea also received stock options and/or SARs related to the Company's subsidiaries (See footnote 7 below and Options/SAR Grants in Last Fiscal Year).
3. Consists of contributions made by the Company in respect of its money purchase pension plan, 401(k) plan and The J.M. Ney Company Profit Sharing Plan. For 1997, contributions in respect of The J. M. Ney Company Profit Sharing Plan were $549, $275, $502 and none for Messrs. Baker, Grace, Jr., Cerny and O'Shea, respectively. There were no contributions made in 1996 and 1995 in respect of such Plan. For 1997, 1996 and 1995, no contributions were made by the Company in respect of the Company's money purchase pension plan. Contributions by the Company in respect of its 401(k) plan for 1997, 1996 and 1995, respectively, were: $2,339, $2,206 and $1,352 for Mr. Baker; $2,363, $1,430 and $665 for
     Mr. Grace, Jr.; $2,052,  $2,379, and $729 for Mr. Cerny and $444 in 1997
     for Mr. O'Shea.
4. All Other Compensation for Mr. Baker includes compensation deferred at Mr. Baker's election, which was paid into a Rabbi Trust established by the Company for Mr. Baker pursuant to his Special Executive Retirement Plan, in the amounts of $25,000 and $50,000 in fiscal years 1997 and 1995, respectively. The amount paid in fiscal year 1997 is in respect of services performed by Mr. Baker in an earlier year.
5. Of the total bonus earned by Mr. Baker in fiscal 1996, $50,000 was paid in cash and $50,000 was treated as deferred compensation at Mr. Baker's election and contributed to the Company's Rabbi Trust (See footnote 4 above).
6.   During fiscal 1996, the  Compensation  Committee  awarded Mr. Grace,  Jr.
     a $50,000 bonus for his work in connection with the sale of the Company's cellular telephone partnership investments in fiscal 1995; such amount which is reflected on the row for 1995, was paid to Mr. Grace, Jr. in fiscal 1997. None of this amount is included in the fiscal 1996 bonus of $75,000.
     The fiscal 1996 bonus, which has been deferred at the election of Mr. Grace, Jr., was advanced to Mr. Grace, Jr. in January 1997 pending the formation of his pension trust.
7. During fiscal 1997 Messrs. Cerny and O'Shea each received incentive stock options for shares of stock of The J. M. Ney Company. In addition, Mr. Cerny also received an SAR in Ney Ultrasonics Inc., a majority owned subsidiary of The J. M. Ney Company (See Options/SAR Grants in Last Fiscal
     Year).
8. Mr. O'Shea joined the Company in December 1995 as the Chief Financial Officer and Treasurer of The J. M. Ney Company.

                                          Options/SAR Grants in Last Fiscal Year



                                                                       Potential Realizable Value
                                                                       at Assumed Annual
                                                                       Rates of Stock Price
                           Individual Grants                           Appreciation for Option
                                                                       Term (a)



                             Number of           % of Total
                            Securities          Options/SARs
                            Underlying           Granted to       Exercise or Base
                           Options/SARs         Employees in        Price ($/Sh)      Expiration
         Name             Granted (#)(b)        Fiscal Year                              Date         5%($)          10%($)

F. E. Baker                   10,000               13.4%              $3.8125          3/12/06        23,977         60,761
----------------------- -------------------- ------------------- ------------------- ------------- ------------- ----------------

O. R. Grace, Jr.               7,500               10.0%              $3.8125          3/12/06        17,982         45,571
----------------------- -------------------- ------------------- ------------------- ------------- ------------- ----------------

R. N. Cerny                    5,000(c,d)            6.7%             $3.8125          3/12/06        11,988         30,381
----------------------- -------------------- ------------------- ------------------- ------------- ------------- ----------------

A. M. O'Shea                   10,000(c)           13.4%              $3.8125          3/12/06        23,977          60,761
----------------------- -------------------- ------------------- ------------------- ------------- ------------- ----------------

               (a) The dollar amounts under these columns are the result of calculations at assumed 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. The total increase in value of all common shares outstanding, based upon a 10-year option term and 5% and 10%
               appreciation assumptions above, would be $4,638,222 and $11,754,165 respectively. The named executive officers would realize approximately 1.7% percent of the total shareholders appreciation in value.

               (b)  Represents   Andersen  Group,  Inc.  Stock  Options  granted
               pursuant to the Company's Incentive Stock Option Plan.

               (c) In February 1997, Messrs. Cerny and O'Shea were also granted incentive stock options for shares of stock of the Company's wholly owned subsidiary, The J. M. Ney Company (Ney), at $10.00 per share, in the amounts of 40,000 and 12,500 shares, respectively. These grants as a percentage of total grants to all employees of Ney in fiscal 1997 were 30.8% and 9.6%, respectively. Mr. Cerny's stock options are exercisable as follows: 9,000 shares in February 1998; 10,000 shares in February 1999; 10,000 shares in February 2000; 10,000 shares in February 2001 and 1,000 shares in February 2002. Mr. O'Shea's stock options  are  exercisable  one-third  (1/3)  each  in  the  years
               February  1998,  1999 and  2000.  All of the  options  expire  in
               February 2007. The potential realizable value of the Ney incentive stock options at assumed annual rates of 5% and 10%, respectively, of the stock price appreciation for the option term is as follows: $251,558 and $637,497 for Mr. Cerny and $78,612 and $199,218 for Mr. O'Shea.

               (d) During fiscal 1997, Mr. Cerny also received stock appreciation rights, at $10.00 per share unit, of 4,000 share units in Ney Ultrasonics Inc., a majority owned subsidiary of Ney. These stock appreciation rights represented 14.6% of the total stock appreciation rights granted to all employees of Ney Ultrasonics in fiscal 1997. The share units vest with Mr. Cerny on March 1, 1998, or earlier if there is a change in control (as defined in the Plan) of Ney Ultrasonics. Once vested, the share units remain with Mr. Cerny. Ney Ultrasonics may redeem Mr. Cerny's vested share units if he ceases to be an employee for any reason other than retirement on or after age 65, death or disability. In addition, Mr. Cerny may also require Ney Ultrasonics to redeem up to 25% of his vested share units in any fiscal year. Finally, Mr. Cerny may require Ney Ultrasonics to redeem his share units if there has been a change in control (as defined in the Plan). The price at which share units are redeemed is equal to any positive difference between the unit value on date of redemption and the issue price of $10.00. Presently, the value of the Ney Ultrasonics stock appreciation rights is less than their issue price of $10.00 per share. The potential realizable value of the Ney Ultrasonics stock appreciation rights from their issue price of $10.00 per share unit, at assumed annual appreciation rates of 5% and 10%, and assuming that the stock appreciation rights remain in existence for ten years, is $25,156 and $63,750.


                             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                           AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                                  Value of
                                                                                 Number of Securities        Unexercised
                                                                                Underlying Unexercised       In-the-Money
                                                                                Options/SARs at Fiscal     Options/SARs at
                                                                                     Year End(#)          Fiscal Year End($)
                                 Shares Acquired On                                  Exercisable/            Exercisable/
                                      Exercise             Value Realized           Unexercisable           Unexercisable
            Name                        (#)                     ($)

Francis E. Baker                         -                       -              10,000/10,000(1)               0/16,875


Oliver R. Grace, Jr.                     -                       -                 2,000/7,500(1)              0/12,656


Ronald. N. Cerny                         -                       -                 5,000/5,000(2)               0/8,438


Andrew. M. O'Shea                        -                       -                    0/10,000(1)              0/16,875


(1)  Options became exercisable on March 13, 1997.
(2)  On March 13, 1997, 2,500 options became exercisable.
     The remaining options become exercisable on March 13, 1998.

Board Compensation Committee Report on Executive Compensation

               As discussed earlier in this Proxy Statement under the heading Board Meetings and Committees of the Board, the Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's senior executive officers. The Committee's determination on compensation of the Company's Chief Executive Officer and other executive officers is reviewed with and approved by the entire Board.

               The fiscal year 1997 base pay of each of the Company's executive officers is determined on the basis of the individual's responsibilities and performance and a comparison with salaries paid by competitors of the Company. The bonus component of executive compensation is directly related to corporate and business unit performance. The Committee's overall policy regarding compensation of the Company's executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability in key positions that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and that support both the short-term and long-term goals of the Company. The executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management.

               Compensation paid to the Company's executive officers for fiscal year 1997 consisted primarily of salary, bonus and contributions made by the Company in respect of its 401(k) Plan. With respect to Mr. Baker, the Company's President and Chief Executive Officer, a contribution was made by the Company in respect of a Special Executive Retirement Plan.

               For fiscal 1997, the Committee established the compensation of Francis E. Baker, the President and Chief Executive Officer of the Company, using the same criteria used to determine compensation for other executive officers. Mr. Baker's fiscal 1997 base pay was based upon the Committee's overall assessment of Mr. Baker's performance and upon market data on competitive salary levels. On the basis of such market data, and because of the Company's operating loss in fiscal 1997, the Committee did not grant Mr. Baker any salary increase during fiscal 1997 and his salary remained at $150,000 annually. The Committee did, however, award Mr. Baker with a $25,000 payment, for services performed in an earlier year, which amount has been treated as deferred compensation and paid into a Rabbi Trust established by the Company pursuant to Mr. Baker's Special Executive Retirement Plan. In addition, during fiscal 1997, the Committee granted Mr. Baker incentive stock options to purchase 10,000 shares of the Company's Common Stock.

               For fiscal 1997, the Committee established the compensation of Oliver R. Grace, Jr., the Chairman of the Board and President of AG Investors, Inc., using the same criteria used to determine compensation for other executive officers. Considering the Company's operating loss in fiscal 1997, the Committee did not grant Mr. Grace, Jr. any increase in his fiscal 1997 salary of $85,000, but did award Mr. Grace, Jr. a bonus of $25,000. In addition, during fiscal 1997, the Committee granted to Mr. Grace, Jr., incentive stock options to purchase 7,500 shares of the Company's Common Stock.

               It is the opinion of the Committee that the aforementioned compensation structures provide features which properly align the Company's executive compensation with corporate performance and the interests of its shareholders and which offer competitive opportunities in the marketplace.

                                                 The foregoing report has been
                                                 approved by all members of the
                                                 Compensation Committee



                                                 James J. Pinto, Chairman
                                                 Louis A. Lubrano

Performance Graph

        The following graph compares the performance of the Company for the periods indicated with the performance of the National Association of Securities Dealers Automated Quotation ("NASDAQ") Composite Stock Index (the "NASDAQ Composite") and the performance of the NASDAQ Industrial Composite Stock Index (the "Peer Group"). The comparative five year total returns assume a $100 investment made on February 29, 1992 with dividends reinvested. The stockholder return shown for Andersen Group, Inc.
(AGI) on the following graph is not necessarily indicative of future stock performance.


[GRAPHIC OMITTED]

                    Comparative Five-Year Total Returns
            Andersen Group, Inc. NASDAQ Composite and Peer Group
               (Performance results through February 28, 1997)
                         1992      1993      1994    1995      1996     1997
AGI                     $ 100    $100.00  $ 60.71 $ 42.86   $ 53.57  $ 78.57
NASDAQ Composite        $ 100    $105.89  $125.10 $123.97   $173.65  $206.64
Peer Group              $ 100    $ 96.57  $115.61 $107.62   $139.38  $151.89

Pension Benefits

               The following table sets forth the estimated aggregate annual benefit payable upon retirement or at normal retirement age for each level of remuneration specified at the listed years of service in accordance with the Company's defined benefit plan. The pension benefits are based on calendar year earnings and are payable in the form of a life annuity. For calendar 1996, the maximum annual compensation limit for determining pension benefits was $150,000.

                                                         Pension Plan Table
                                                              Years of Service

Remuneration                   5                        10                15               20                25                30
$100,000                    $4,974                   $9,949            $14,923          $19,897           $24,871          $29,846
 125,000                     6,537                   13,074             19,610           26,147            32,684           39,221
 150,000                     8,099                   16,199             24,298           32,397            40,496           48,596

               An individual's pension benefits are equal to the greater of the following two calculations: (A) .75% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee's last 10 years of employment), plus .50% of final average earnings in excess of covered compensation (covered compensation equals the average of the Social Security wage base for the individual based upon his/her age) multiplied by the employee's years of service as a qualified employee (up to a maximum of 40 years), or (B) the sum of the individual's accrued pension benefit at December 31, 1993 calculated pursuant to part A of the formula plus the individual's average compensation for the years since December 31, 1993 (average compensation equals the highest average annual earnings for the five consecutive years since December 31, 1993, up to a maximum of $150,000) multiplied by the percentages in part A of the formula, multiplied by the number of years of service since 12/31/93. Pension benefits payable upon retirement are increased by a late retirement factor due to the delay in receipt of benefits if the employee continues to work after attaining the age of 65.

               Pension benefits are not reduced on account of social security benefits received by the employee. Average earnings is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. For purposes of the Table, the amount used for covered compensation is the average of the covered compensation for each of the individuals named in the Summary Compensation Table. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes under the Table: Mr. Baker 11 years; Mr. Grace, Jr. 4 years; Mr. Cerny 3 years and Mr. O'Shea 1 year. Mr. Baker's pension benefits have been computed in accordance with part B of the above formula and have been enhanced by the late retirement factor pursuant to the Plan. The estimated aggregate annual benefit payable to Mr. Baker from the Company's defined benefit pension Plan is approximately $31,000.

Director Compensation

               Each non-employee director receives fees of $12,000 per year, and $500 plus a reimbursement of expenses for attendance at each Board meeting. All non-employee directors that serve as Chairpersons of committees of the Board receive additional compensation of $2,000 per year. In addition, Mr. John S. Grace, an employee of one of the Company's subsidiaries, receives a salary of $15,000 annually.

Employment Agreements

               Mr. Cerny has an employment agreement which, among other things, provides for severance pay in the event of involuntary termination for other than cause. In such case, the Company, at its option, will provide Mr. Cerny with twelve months of notice or salary and fringe benefits or any combination thereof. In the event of a change in control of The J.M. Ney Company, the Company has agreed to provide Mr. Cerny with two years severance including fringe benefits.

Certain Relationships and Related Transactions

     Digital GraphiX Investment

               At March 1, 1996 the Company owned 19% of the Common Stock of Digital GraphiX, Incorporated (DGI). In addition, four affiliates of the Company, Francis E. Baker, Peter N. Bennett, Oliver R. Grace, Jr. and Louis A. Lubrano own shares of the Common Stock of DGI. Their respective ownership interests in percentages are as follows: Mr. Baker 1.1%; Mr. Grace, Jr. 6.4%; Mr. Bennett 2.5% and, Mr. Lubrano less than 1%. At March 1, 1996, DGI was indebted to the Company in the amount of approximately $1.26 million represented by two promissory notes; one in the amount of $1,021,281 due October 1997 (Note A) and one in the amount of $237,568 due February 1999 (Note B).

               Note A called for monthly interest payments and one principal payment in October 1997. On July 1, 1996, the balance of Note A, together with $26,174 of accrued interest, was exchanged for 1,047,455 shares of DGI Series A Preferred Stock. The DGI Series A Preferred Stock is entitled to receive, when and as declared by the DGI Board of Directors, unless otherwise prohibited by law, annual dividends, payable only in kind by additional shares of Series A Preferred Stock, equal to $0.075 per share, not later than at DGI's Annual Meeting.

               Note B requires one payment of accrued interest on February 28, 1997 for interest accrued for the period March 1, 1996 to February 28, 1997 and monthly payments of principal and interest for two years beginning in March 1997. DGI made the required interest payment due on February 28, 1997 and the required monthly principal and interest payments due for March and April 1997.

               On January 30, 1997 the Company purchased an additional 83,334 shares of DGI's Common Stock for $250,000, bringing its total Common Stock investment in DGI to 235,334 shares or 26.2% of the total issued and outstanding shares of Common Stock. At February 28, 1997 the Company also owned 25.5% of the issued and outstanding shares of DGI's Series A Preferred Stock.

               On April 18, 1997, DGI sold substantially all of its assets to Pinnacle Systems, Inc. (Pinnacle) for cash. In addition, the DGI Board of Directors and the DGI shareholders authorized the liquidation and dissolution of DGI at a date to be determined by the Board, but not later than February 28, 1998.

               The Company and Messrs. Baker and Grace, Jr. each voted the stock of DGI which each of them owned in favor of the sale to Pinnacle and the liquidation and dissolution of DGI.

               On April 30, 1997, DGI redeemed all of the shares of its outstanding Series A Preferred Stock at their redemption price of $1.00 per share. The Company received $1,047,455 in respect of the DGI Series A Preferred Stock which it owned.

               On a forward-looking basis, the Company expects to recognize a gain of approximately $100,000 with respect to its DGI Common Stock upon the liquidation and dissolution of DGI. In addition, the Company expects to receive payments on Note B in accordance with its terms and, upon liquidation, to be paid the remaining outstanding balance.(*)

     Investment in Institute for Automated Systems

               During fiscal 1997 the Company made an additional investment in a joint venture, Treglos Investments, LTD (Treglos), which owns an investment in the Institute for Automated Systems (IAS), a Russian telecommunications company that has plans to develop a data transmission network throughout the Commonwealth of Independent States. At February 28, 1997 the Company owned 50% of Treglos and Oliver R. Grace, Jr., the Company's Chairman, and John S. Grace, a Director of the Company, each owned directly and indirectly approximately 22% of Treglos.

               In connection with the above referenced investment in Treglos, the Company made advances to Treglos or on behalf of Treglos to pay for certain expenses incurred in connection with Treglos investment in IAS. In addition, Messrs. Grace, Jr. and John S. Grace, through entities they own or control, also made advances to or on behalf of Treglos during the Compan's fiscal year ended February 28, 1997. During fiscal 1997, the Graces reimbursed the Company approximately $109,000 for their share of the advances made by the Company to or on behalf of Treglos during the year. At February, 28, 1997 the Company owed the Graces approximately $71,000 for advances the Graces made to or on behalf of Treglos during the year. All advances made by the Company or the Graces to or on behalf of Treglos were converted into capital in Treglos on a pro rata basis such that all shareholders retained their respective ownership interests as reflected above. No interest was charged by the Company or the Graces for any of the advances to or on behalf of Treglos.

     Cost Sharing Arrangement
               The Company's Treasurer, Secretary and Chief Financial Officer, Robert P. Belcher, spends approximately fifty percent (50%) of his time working for the Company and approximately fifty percent (50%) of his time working for entities controlled by Messrs. Grace, Jr. and John S. Grace. The Company pays all of Mr. Belcher's salary and fringe benefits and receives reimbursement from the entities which are owned or controlled by Messrs. Grace, Jr. and John S. Grace in an amount which approximates fifty percent (50%) of the cost of Mr. Belcher's salary and fringe benefits paid by the Company. Mr. Belcher began performing services for the Company and these entities upon his hiring in August 1996. Payments to the Company for Mr. Belcher's services are made on a quarterly basis except for those due at February 28 of each year when any outstanding amounts for January and February are paid in February. During fiscal 1997 the total amount advanced by the Company in respect of the Grace entities for Mr. Belcher's services was approximately $63,500. The largest amount owed by the Grace entities in respect of Mr. Belcher's services during fiscal 1997 was approximately $35,000. This amount was repaid in November 1996. No interest was charged on any of these advances.

     Other

               Francis E. Baker, the Company's President and Chief Executive Officer, is indebted to the Company in the amount of $223,487. Mr. Baker purchased the Company's interest in a split dollar life insurance policy, insuring Mr. Baker's life, and for which the Company was the beneficiary, in exchange for Mr. Baker's non-interest bearing promissory note in the principal amount of $223,487, due December 2000. The note is secured by a pledge of shares of the Company's Common Stock owned by Mr. Baker which had a value of approximately $275,000 at February 28, 1997. The consideration paid approximated the cash surrender value of the policy and equaled the Company's book value at the date of the transaction.

               During fiscal 1996, the Company awarded Oliver R. Grace, Jr., the Company's Chairman, a bonus of $75,000, which has been deferred at the election of Mr. Grace, Jr. (See Executive Compensation). In January 1997, the Company advanced this amount to Mr. Grace, Jr., pending the formation of his pension trust. The advance is represented by an unsecured promissory note bearing interest at seven percent (7%), due August 31, 1997.

Forward Looking Statements

               A paragraph  in the section  labeled  Certain  Relationships  and
          Related Transactions - Digital GraphiX Investment is marked with an asterisk (*) to indicate that it contains forward-looking statements, estimates or plans within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from results or plans expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's reliance on representations made in DGI's Consent Solicitation, dated March 24,1997, and the anticipation that DGI will be able to achieve its liquidation as planned. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Proxy Statement will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Section 16(a) Beneficial Ownership Reporting Compliance

               Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock ("Insiders"), to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Insiders are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

               Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during fiscal year 1997, all filing requirements applicable to its directors, officers and persons who own more than ten percent of the Company's Common Stock were satisfied.

                         PRINCIPAL SHAREHOLDERS AND SECURITY
                        OWNERSHIP OF MANAGEMENT OF THE COMPANY

               The following table sets forth information regarding the beneficial ownership of Common Stock, as of April 25, 1997, by each director, by each named executive officer of the Company described in "Executive Compensation", by persons who beneficially own 5% or more of the outstanding shares of Common Stock, and by all directors and executive officers of the Company as a group. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. It does not constitute an admission of beneficial ownership for any other purpose.

                                                                       Amount and Nature of Beneficial
Name and Address of Beneficial Owner                                              Ownership                     Percent of Class
  Francis E. Baker                                                               155,039(1)                             7.9
  8356 Sego Lane
  Vero Beach, Florida
  Estate of Oliver R. Grace, Sr.                                                 101,596(2)                             5.3
  c/o Lorraine G. Grace, Executrix
  49 Cove Neck Road
  Oyster Bay, New York
  Lorraine G. Grace                                                              131,317(3)                             6.7
  49 Cove Neck Road
  Oyster Bay, New York
  Oliver R. Grace, Jr.                                                           131,291 (4)                             6.4
  55 Brookville Road
  Glen Head, New York
  John S. Grace                                                                  127,381(5)                             6.2
  55 Brookville Road
  Glen Head, New York
  Peter N. Bennett                                                               168,065(6)                             8.0
  6 Battersea High St.
  London SW11 3RA, England
  The Bank of Butterfield                                                        296,675(7)                            15.1
  Rose Bank Centre
  14 Bermudiana Road
  Hamilton, Bermuda
  First United Securities Limited                                                135,844(8)                             7.0
  Exchange House
  PO Box 16, 54-58 Athol Street
  Douglas, Isle of Man
  Steven T. Newby                                                                192,417(9)                             9.9
  6116 Executive Boulevard
  Suite 701
  Rockville, Maryland
  Louis A. Lubrano                                                                8,618(10)                            (11)
  James J. Pinto                                                                 16,000(12)                            (11)
  Ronald N. Cerny                                                                 7,500(13)                            (11)
  Andrew M. O'Shea                                                                10,000(14)                            (11)
  All directors and executive officers as a group (9 persons including certain of the above-named individuals)
                                                                                    523,312                            22.8
_________________

               (1) Francis E. Baker has beneficial ownership of an aggregate of 155,039 shares of Common Stock. Of this amount 120,001 shares of Common Stock are owned directly. The figure set forth in the above table includes 10,400 shares of Common Stock with respect to which Mr. Baker has shared voting power as co-trustee under the Oliver R. Grace Grandchildren Trust U/R dated December 27, 1976 and 4,638 shares which such Trust owns by virtue of its ability to convert $75,000 principal amount of the Company's 10.5% Convertible Subordinated Debentures (the Debentures) to Common Stock within a 60-day period. Mr. Baker disclaims beneficial ownership of such shares held in trust. Also included in the figure set forth in the above table are 20,000 shares of Common Stock which may be issued to Mr. Baker within 60 days hereof upon the exercise of his existing exercisable stock options. In addition to the shares reported above, Mr. Baker is the settlor of four irrevocable trusts dated March 31, 1970 created for the benefit of certain of his children. Fleet National Bank acts as trustee under each of these trusts, which hold an aggregate of 68,306 shares of Common Stock. Mr. Baker does not exercise any control over these four trusts and disclaims beneficial ownership.

               (2) The Estate of Oliver R. Grace, Sr. has direct beneficial ownership of an aggregate of 101,596 shares of Common Stock.

               (3) Lorraine G. Grace has beneficial ownership of 131,317 shares of Common Stock. Of this amount, 13,638 shares are held by Mrs. Grace directly; 2,475 shares are held by Mrs. Grace, as trustee of a trust for the benefit of her children; 13,608 shares are held by virtue of the ability of Mrs. Grace to convert $220,000 principal amount of the Debentures to Common Stock within a 60-day period; and 101,596 shares are held by virtue of Mrs. Grace's appointment as executrix of the Estate of Oliver R. Grace, Sr. Lorraine G. Grace is the mother of Directors Oliver R. Grace, Jr. and John S. Grace.

               (4) Oliver R. Grace, Jr. has beneficial ownership of an aggregate of 131,291 shares of Common Stock. Of this amount, 44,444 shares are held by Oliver R. Grace, Jr. directly, including 40,144 shares by virtue of Mr. Grace's ability to convert $649,000 principal amount of the Debentures to Common Stock within a 60-day period; 11,610 shares are held by virtue of Mr. Grace's ability, as custodian for the benefit of his children, to convert 6,000 shares of the Company's Series A Cumulative Convertible Redeemable Preferred Stock, without par value (the "Preferred Stock"), to Common Stock within a 60-day period; 7,593 shares are held by Carolyn Grace, the spouse of Oliver
          R. Grace, Jr., of which 7,113 shares are held by Mrs. Grace by virtue of her ability to convert $115,000 principal amount of the Debentures to Common Stock within a 60-day period; 58,144 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which Oliver R. Grace, Jr. is a general partner) to convert $940,000 principal amount of the Debentures to Common Stock within a 60-day period. Mr. Grace, Jr. also holds stock options to acquire an additional 9,500 shares of Common Stock which may be issued to him within a 60-day period. Oliver R. Grace, Jr. disclaims beneficial ownership of all shares owned by his spouse, by him as trustee for the benefit of family members, and by The Anglo American Security Fund, L.P. described herein.

               (5) John S. Grace has beneficial ownership of 127,381 shares of Common Stock. Of this amount, 17,706 are owned by John S. Grace directly, including 1,856 shares held by virtue of Mr. Grace's ability to convert $30,000 principal amount of the Debentures to common stock within a 60-day period; 58,144 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which John S. Grace is a general partner) to convert $940,000 principal amount of the Debentures to Common Stock within a 60-day period; 1,856 shares are held by virtue of the ability of Florida & Asia Consulting, Inc. (Lola Grace, the spouse of John S. Grace, is the sole shareholder of Florida & Asia Consulting, Inc.) to convert $30,000 principal amount of the Debentures to Common Stock within a 60-day period; and 43,675 shares are held by virtue of the ability of Sterling Grace Capital Management, L.P. (John S. Grace is Chairman of Sterling Grace Corporation, the general partner of Sterling Grace Capital Management, L.P.) to convert 22,571 shares of the Preferred Stock to Common Stock within a 60-day period. Mr. Grace also holds stock options to acquire an additional 6,000 shares of Common Stock. John S. Grace disclaims beneficial ownership of all shares held by Trustees for the benefit of members of his family and The Anglo American Security Fund L.P.

               (6) Peter N. Bennett has beneficial ownership of 168,065 shares of Common Stock. Of this amount, 300 shares of Common Stock are owned directly. The figure set forth in the above table includes shares held by virtue of the ability of Mr. Bennett to convert 85,150 shares of the Preferred Stock to 164,765 shares of Common Stock within a 60-day period. Also included in the figure set forth in the above table are 3,000 shares of Common Stock which may be issued to Mr. Bennett within 60 days hereof upon the exercise of his existing exercisable stock option.

               (7) The Bank of Butterfield (the Bank) has beneficial ownership of an aggregate 296,675 shares of Common Stock as trustee of various trusts. Of this amount 32,630 shares are held by virtue of the Bank's ability, as trustee, to convert 16,863 shares of the Preferred Stock to Common Stock within a 60-day period.

               (8) First United Securities Limited (FUSL) has beneficial ownership of an aggregate of 135,844 shares of Common Stock as trustee of various trusts. Of this amount 11,134 shares are held by virtue of the ability of FUSL to convert $180,000 principal amount of the Debentures to Common Stock within a 60-day period.

               (9) Steven T. Newby, a broker/dealer at Newby & Company, owns 192,417 shares of Common Stock directly.

               (10) Louis A. Lubrano has beneficial ownership of 8,618 shares of Common Stock of which 618 shares are held by virtue of Mr. Lubrano's ability to convert $10,000 principal amount of the Debentures to Common Stock within a 60-day period. Mr. Lubrano also has stock options to acquire 8,000 shares of Common Stock within a 60-day period.

               (11) Represents less than one percent (1%) of the Common Stock.

               (12) James J. Pinto has beneficial ownership of 16,000 shares of Common Stock, of which 8,000 shares are held directly. Also included in the figure set forth in the above table are stock options to acquire 8,000 shares of Common Stock within a 60-day period.

               (13) Ronald N. Cerny does not own any shares of Common Stock directly. The figure set forth in the table represents a stock option to acquire 7,500 shares of Common Stock within a 60-day period.

               (14) Andrew M. O'Shea does not own any shares of Common Stock directly. The figure set forth in the table represents a stock option to acquire 10,000 shares of Common Stock within a 60-day period.

                                                      INDEPENDENT ACCOUNTANTS


               KPMG Peat Marwick LLP is the Company's independent public accounting firm and has been since September 1974. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement and will be available to respond to appropriate questions.


                                                       SHAREHOLDER PROPOSALS

          No Shareholder proposals were received by the Company during Fiscal 1997.

               In order to be considered for inclusion in the Proxy Statement relating to the 1998 Annual Meeting of Shareholders, any proposal by a record holder of Common Stock, or a record holder of the Preferred Stock pursuant to the Preferred Stock Terms, must be received by the Company at its principal offices on or before December 1, 1997. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.




                                                           OTHER MATTERS

               As of the date of this Proxy Statement, the Board and Management do not intend to present and have not been informed that any other person intends to present any matter for action at the Annual Meeting other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxy will act in accordance with their best judgment.

                                              By Order of the Board of Director




                                                   Robert P. Belcher
                                                   Secretary

                                                          REVOCABLE PROXY
                                                        ANDERSEN GROUP, INC.

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 24,1997
              SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Francis E. Baker, Louis A. Lubrano, and Robert P. Belcher, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Andersen Group, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Annual Meeting of Shareholders to be held at the principal subsidiary of the Company, The J. M. Ney Company, Ney Industrial Park, 2 Douglas Street, Bloomfield, Connecticut, on June 24, 1997 at 11:15 a.m. and at any adjournment or postponement thereof.

1. ELECTION OF DIRECTORS



Francis E. Baker, Peter N. Bennett, John S. Grace,
Oliver R. Grace, Jr., Louis A. Lubrano and James J. Pinto

[   ] FOR           [   ] WITHHOLD                [   ] FOR ALL EXCEPT

               INSTRUCTION: To withhold authority to vote for any individual nominee, mark For All Except and write that nominees name in the space provided below.
--------------------------------------------------------------------------------




2. As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

   The directors recommend a vote FOR Item 1 as proposed.

   UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEM 1 AS PROPOSED.

Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing and affix corporate seal.

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS.

                    Please be sure to sign and date this Proxy in the box below.


                                          ______________________________________
                                                            Date

                                          ______________________________________
                                                   Shareholder sign above

                                          ______________________________________
                                                Co-holder (if any) sign above


    Detach above card, sign, date and mail in postage paid envelope provided.

                                          ANDERSEN GROUP, INC.

                                          PLEASE ACT PROMPTLY
                                          SIGN, DATE &MAIL YOUR PROXY CARD TODAY